Exhibit 99.1

March 10, 2014

FOR IMMEDIATE RELEASE

Investor Contact: Mark Warren (205) 298-3220

Media Contact: David Donaldson (205) 298-3220

VULCAN MATERIALS COMPANY ANNOUNCES CHANGES IN DIRECTORS

Grayson Hall Elected, Ann McLaughlin Korologos Announces Retirement

Birmingham, Ala. – Vulcan Materials Company (NYSE:VMC) announced today that Grayson Hall, 56, has been elected a director of the Company. Mr. Hall is chairman, president and chief executive officer of Regions Financial Corporation (NYSE:RF), one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, mortgage and insurance products and services.

Mr. Hall serves on the boards of Regions Financial Corporation and Regions Bank as well as Zep Inc. He is also chairman of the Birmingham Business Alliance and serves on the Federal Reserve Board of Governors’ Federal Advisory Council.

Mr. Hall earned a Bachelor’s degree in Economics from the University of the South and a Master’s degree in Business Administration from the University of Alabama. In addition, Mr. Hall is a graduate of the Stonier Graduate School of Banking at the University of Pennsylvania.

“We are very pleased to welcome Grayson Hall to the board of directors,” said Don James, chairman and chief executive officer of Vulcan Materials Company. “He is a strong and thoughtful leader and we look forward to working with him in the coming years.”

With the addition of Mr. Hall, Vulcan’s 12-member board consists of 11 outside directors.

In addition, Vulcan announced that Ann McLaughlin Korologos, former U.S. Secretary of Labor, is retiring from the Company’s board of directors.

“We thank Ann for her many years of outstanding contribution to Vulcan,” said James. “We are deeply grateful for her steadfast service to the Company and for the wisdom and longstanding commitment to Vulcan Materials she has demonstrated over the years.”

Mrs. Korologos was a member of Vulcan’s Board of Directors from 1990 until 2004, when she moved to Belgium with her husband, Tom Korologos, upon his appointment as U.S. Ambassador to Belgium. She rejoined the Board in 2007. Mrs. Korologos has been a member of the Board’s executive, safety, health and environmental affairs, and governance committees, and will continue chairing the governance committee until her retirement at the Company’s annual meeting on May 9, 2014.

Vulcan Materials Company, a member of the S&P 500 index, is the nation’s foremost producer of construction aggregates and a major producer of other construction materials. For additional information see www.vulcanmaterials.com.

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